Registration No. 333-________

As filed with the United States Securities and Exchange Commission on May 12, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

The Marcus Corporation

(Exact name of registrant as specified in its charter)

Wisconsin	39-1139844
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

111 East Kilbourn Avenue, Suite 1200
Milwaukee, Wisconsin 53202
(Address, including zip code, of registrant’s principal executive offices)

The Marcus Corporation 2025 Omnibus Incentive Plan

(Full title of the plan)

Thomas F. Kissinger

Executive Vice President, General Counsel and Secretary

The Marcus Corporation

111 East Kilbourn Avenue, Suite 1200

Milwaukee, Wisconsin 53202

(414) 905-1000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Steven R. Barth

Garrett F. Bishop

Foley & Lardner LLP

777 E. Wisconsin Ave.

Milwaukee, Wisconsin 53202

(414) 271-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents constituting Part I of this Registration Statement will be sent or given to participants in The Marcus Corporation 2025 Omnibus Incentive Plan as provided by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by The Marcus Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 26, 2024, filed with the Commission on February 28, 2025.

2.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the Commission on May 7, 2025.

3.	The Registrant’s Current Reports on Form 8-K filed with the Commission on May 6, 2025 and May 12, 2025.

4.	The description of the Registrant’s Common Stock contained in the Registrant’s Form 8-A dated August 22, 1994, filed with the Commission pursuant to Section 12 of the Exchange Act, as updated by the Description of the Registrant’s Securities filed as Exhibit 4.22 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 26, 2024, and any amendments or reports filed for the purpose of updating such description.

5.	All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

A statement contained in any incorporated document shall be modified or superseded for the purposes of this Registration Statement if it is modified or superseded by a document which is also incorporated in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article VIII of the Registrant’s bylaws provides that, to the fullest extent permitted or required by the Wisconsin Business Corporation Law, the Registrant shall indemnify all directors and officers of the Registrant, and any person who is serving at the Registrant’s request as a director, officer, partner, trustee, member of any governing or decision-making committee, manager, employee or agent of another corporation or other entity, against all expense, liability and loss incurred or suffered in connection with such positions or services. Such indemnification continues to apply to former directors, officers, etc., and inures to the benefit of their heirs, executors and administrators.

In addition, the Wisconsin Business Corporation Law provides that the Registrant shall indemnify a director or officer of the Registrant against liability incurred by the director or officer acting in his or her capacity as a director or officer of the Registrant, unless liability was incurred because the director or officer breached or failed to perform any duty owed to the Registrant and that breach or failure to perform constituted (i) a willful failure to deal fairly with the Registrant or its shareholders in a matter in which the director or officer has a material conflict of interest, (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful, (iii) a transaction from which the director or officer received an improper personal benefit, or (iv) willful misconduct.

Any repeal or modification of any of the foregoing provisions shall not adversely affect any right or protection of any director, officer, or other indemnitee existing at the time of such repeal or modification.

The Registrant also maintains director and officer liability insurance against certain claims and liabilities which may be made against the Registrant’s former, current or future directors or officers.

The indemnification provided by the Wisconsin Business Corporation Law and the Registrant’s bylaws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits, as required by Item 601 of Regulation S-K, are attached or incorporated by reference, as indicated below.

Exhibit Number	Exhibit Description

(4.1)	Restated Articles of Incorporation. [Incorporated by reference to Exhibit 3.2 to our Quarterly Report on Form 10-Q for the quarterly period ended November 13, 1997.]

(4.2)	By-Laws of The Marcus Corporation, as amended. [Incorporated by reference to Exhibit 3 to our Current Report on Form 8-K dated February 21, 2024.]

Exhibit Number	Exhibit Description

(4.3)	The Marcus Corporation 2025 Omnibus Incentive Plan. [Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Commission May 12, 2025.]

(5)*	Opinion of Foley & Lardner LLP.

(23.1)*	Consent of Deloitte & Touche LLP.

(23.2)*	Consent of Foley & Lardner LLP (contained in Exhibit (5)).

(24)	Powers of Attorney (included on the signature page to this Registration Statement).

(107)*	Filing Fee Table.

*Filed herewith

Item 9.	Undertakings.

(a)            The undersigned Registrant hereby undertakes:

 (1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

 (i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

 (ii)            To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

 (iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, May 12, 2025.

THE MARCUS CORPORATION

By:	/s/ Gregory S. Marcus
Gregory S. Marcus
President and Chief Executive Officer

Each person whose individual signature appears below hereby authorizes and appoints Gregory S. Marcus and Chad M. Paris, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead to execute in the name and on behalf of each person, individually and in each capacity stated below, any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on May 12, 2025.

Signature	Title

/s/ Gregory S. Marcus	President and Chief Executive Officer and Chairman
Gregory S. Marcus	(Principal Executive Officer)

/s/ Chad M. Paris	Chief Financial Officer and Treasurer
Chad M. Paris	(Principal Financial Officer and Principal Accounting Officer)

/s/ Philip L. Milstein	Director
Philip L. Milstein

/s/ Bruce J. Olson	Director
Bruce J. Olson

/s/ Diane Marcus Gershowitz	Director
Diane Marcus Gershowitz

/s/ Timothy E. Hoeksema	Director
Timothy E. Hoeksema

/s/ Allan H. Selig	Director
Allan H. Selig

/s/ Brian J. Stark	Director
Brian J. Stark

/s/ Austin M. Ramirez	Director
Austin M. Ramirez

/s/ Thomas F. Kissinger	Director
Thomas F. Kissinger

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